Houston American Energy Corp

TO: All employees, officers, directors and consultants

FROM: John P. Boylan, CEO

DATE: May 12, 2015

RE: Houston American Energy Corp Insider Trading Policy

Background

Houston American Energy Corp's board of directors has adopted this Insider Trading Policy for our directors, officers, employees and consultants with respect to the trading of the Company's securities, as well as the securities of publicly traded companies with whom we have a business relationship.

Federal and state securities laws prohibits the purchase and sale of a company's securities by persons who are aware of material information about that company that is not generally known or available to the pubic. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Company's and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the Securities and Exchange Commission and the Financial Industry Regulatory Authority investigate and are effective at detecting insider trading. The SEC, together with U.S. Attorneys, pursue insider trading vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company's reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact John Boylan at (713) 222-6966.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have "controlling person" liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company's directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

<u>Scope of Policy</u>

Persons Covered. This policy applies to you if you fall within any of the following categories:

- *Officers, Directors and Employees.* This policies applies to every officer, director and employee of the Company and its subsidiaries.
- *Consultants and Temporary Insiders.* This policy applies to all consultants and other persons that may from time to time be provided access to material non-public information by the Company and its subsidiaries.

As a director, officer, employee or consultant of the Company, or its subsidiaries, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase and sale of any security covered by this policy by any such person complies with this policy.

Companies Covered. The prohibition of insider trading in this policy is not limited to trading in the Company's securities. It includes trading in the securities of other firms, such as customers and suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans, as follows:

- *Stock Option Exercises.* This policy's trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

- *Other Plans.* Certain aspects of Employee Stock Purchase Plans, 401(k) Plans and Dividend Reinvestment Plans may also be covered by the trading restrictions herein. If and when any such plans are adopted by the Company, this Insider Trading Policy will be supplemented, as appropriate, to address the application of this policy to such plans.

Statement of Policy

No Trading on Inside Information. You may not trade in securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company.

No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this policy.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities law and to avoid even the appearance of trading on the basis of inside information, the Company's board has adopted an Addendum to Insider Trading Policy that applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 ("executive officers"), and certain designated employees and consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company.

The addendum generally prohibits persons covered by it from trading in the Company's securities during quarterly blackout periods beginning five days before the end of a quarter and ending after the second full business day following the release of the Company's earnings for the quarter and during certain event-specific blackouts. Directors and executive officers also must pre-clear all transactions in the Company's securities.

Definition of Material Nonpublic Information

Note that insider information has two important elements -- materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

- Projections of future earnings or loss or other earnings guidance.
- Earnings that are inconsistent with the consensus expectations of the investment community.

- A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.
- A change in management.
- Major events regarding the Company's securities, including the declaration of a stock split or the offering of additional securities.
- Severe financial liquidity problems.
- Actual or threatened major litigation, or the resolution of such litigation.
- New major orders, contracts, customers, suppliers or finance sources, or the loss thereof.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information losses its "nonpublic" status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) *and the investing public has had time to absorb the information fully.* As a general rule, information is considered nonpublic until the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

<u>Additional Guidance</u>

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company's securities or in other transactions in the Company's securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in the Company's securities is subject to the following additional guidance:

Short Sales. You may not engage in short sales of the Company's securities (sales of securities that are then owned), including a "sale against the box" (a sale with delayed delivery).

Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders. Standing orders should be used for only a very brief period of time. A standing order with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may result in unlawful insider trading. Because of this danger, holding securities of the Company in a margin account or pledging Company securities as collateral for a loan is discouraged and should only be undertaken with great caution after consulting with Company management.

<u>Post-Termination Transaction</u>

This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until after information has become public or is no longer material.

<u>Unauthorized Disclosure</u>

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information that you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company's disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company's behalf only through authorized individuals.

<u>Personal Responsibility</u>

You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, the Company may take disciplinary action, including dismissal for cause.

<u>Company Assistance</u>

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have questions about this policy or its application to any proposed transaction, you should contact John Boylan, who will provide guidance, including consulting with the Company's securities counsel, as appropriate. You should not try to solve uncertainties on your own as the rules relating to insider trading are complex, not always intuitive and carry severe consequences.

Certification

All officers, directors and employees of the Company must certify their understanding of, and intent to comply with, this policy. A copy of the certification that must be signed is enclosed with this policy.

Before any consultants or other persons are provided access to material non-public information of the Company, or areas housing non-public information of the Company, such persons must either sign and return the certification form attached hereto acknowledging that they have received a copy of this policy, the application of this policy to such person and the intent of such person to comply with this policy, or be party to a confidentiality agreement or legal obligation of confidentiality with the same or greater force than this policy.

Directors, executive officers and certain employees and consultants are subject to the "Addendum to Insider Trading Policy -- Pre-Clearance and Blackout Procedures." Persons who are covered by the addendum should sign the certification attached to the addendum instead of the one attached to this policy.

This policy is dated May 12, 2015.

HOUSTON AMERICAN ENERGY CORP

TO: Directors, executive officers and designated employees and consultants

FROM: John Boylan, CEO

DATE: May 12, 2015

RE: Addendum to Houston American Energy Corp Insider Trading Policy – Pre-Clearance and Blackout Procedures

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To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company's board of directors has adopted this Addendum to Insider Trading Policy. This Addendum applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 ("executive officers") and designated employees and consultants of the Company and its subsidiaries ("covered persons") who have access to material nonpublic information about the Company. Covered Persons subject to this Addendum shall include all employees, consultants and other persons that may from time to time have access to material non-public information by the Company and its subsidiaries, including, specifically, any persons that are provided access to draft or final versions of financial statements and data, press releases, SEC filings and other material information regarding the operations or other aspects relating to the Company and its subsidiaries before that data or material has been publicly disseminated.

This Addendum is in addition to and supplements the Company's Insider Trading Policy.

Directors and executive officers are also reminded that all transaction in Company securities are subject to the two-day Form 4 filing requirement under Section 16.

Pre-Clearance Procedures

The Company's directors, executive officers and covered persons are covered by the following pre-clearance procedures.

Directors, executive officers and covered persons, together with their family members and other members of their household, may not engage in any transaction involving the Company's securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company's Chief Executive Officer (the "compliance officer") and audit committee (the "committee"). A request for pre-clearance should be submitted to the compliance officer and committee at least two business days in advance of the proposed transaction. The compliance officer and committee are under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The compliance officer himself or herself may not trade in the Company's securities unless the committee, after consultation with Company counsel, has approved the trades in accordance with the procedures set forth in this addendum.

Blackout Procedures

All directors, executive officers and covered persons are subject to the following blackout procedures:

Quarterly Blackout Periods. The Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company's securities during the period beginning 5 days before the end of the quarter and ending after the second full business day following the release of the Company's earnings for that quarter. Persons subject to these quarterly blackout periods include the persons currently listed on Schedule I attached to this Addendum and all other persons who are informed by the Company's compliance officer that they are subject to the quarterly blackout periods.

Interim Earnings Guidance and Event Specific Blackouts. The Company may on occasions issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors and executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company's securities, as follows. The existence of an event specific blackout will not be announced, other than to those who are aware of the giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the compliance officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Hardship Exceptions. A covered person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the quarterly blackout period. Hardship exceptions may be granted only by the compliance officer and committee and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the compliance officer and committee conclude that the Company's earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstances will a hardship exception be granted during an event specific blackout period.

Exceptions for Approved 10b5-1 Plans

Trades by covered persons in the Company's securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition of trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, timing and pricing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all 10b5-1 plans be approved in writing in advance by the compliance officer and committee. 10b5-1 plans generally may not be adopted during a blackout period and may only be adopted before the person adopting the plan is aware of material nonpublic information.

Designated Brokerage Firm Mandate

The compliance officer acting in its discretion or pursuant to the direction of the Company's Board of Directors may establish a relationship between the Company and a stock brokerage firm (the "Designated Brokerage Firm") in order to facilitate administration of this policy and, specifically, the pre-clearance procedures set forth in this policy. In the event that a Designated Brokerage Firm is selected, the compliance officer shall notify each of the Company's directors and executive officers, and such other persons as the compliance officer deems appropriate, of such selection and all such persons shall, from and after that date and for so long as such persons continue to be covered by this policy, carry out all purchases and sales and other transactions in the Company's securities solely and exclusively through the Designated Brokerage Firm.

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company's securities and limit or eliminate your ability to profit from an increase in the value of the Company's securities. Therefore, you are prohibited from engaging in any hedging or monetization transactions involving Company securities.

Post-Termination Transaction

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in Company securities until after information has become public or is no longer material. In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Company's securities upon the expiration of any "blackout period" that is applicable to your transactions at the time of termination of your employment or services.

Company Assistance

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have questions about this Addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the compliance officer.

Certification

All directors and officers subject to the procedures set forth in this Addendum must certify their understanding of, and intent to comply with, the Company's Insider Trading Policy and this Addendum on the form attached to this Addendum.

With respect to all other covered persons, before any such covered person is provided access to material non-public information of the Company, or areas housing non-public information of the Company, such covered persons must either sign and return the certification form attached hereto acknowledging that they have received a copy of the Company's Insider Trading Policy and this Addendum, the application of the Policy and this Addendum to such covered person and the intent of such covered person to comply with the Policy and this Addendum, or be party to a confidentiality agreement or legal obligation of confidentiality with the same or greater force than the Policy and this Addendum.

The names of the covered persons subject to this Addendum are listed on attached Schedule I. The Company may from time to time designate other individuals who are subject to this Addendum and will amend Schedule I from time to time as necessary to reflect such changes or the resignation or change of status of any individual.

This Addendum is dated May 12, 2015.

SCHEDULE I
(as of May 12, 2015)

Officers

John Boylan

Directors

Orrie Lee Tawes III
Stephen Hartzell
Keith Grimes
Roy Jageman

Other Covered Persons

John Terwilliger
Michelle McLaughlin
Mike Herrmann